Exhibit 4.13

SENIOR LOAN, SECURITY AND PLEDGE AGREEMENT

This SENIOR LOAN, SECURITY AND PLEDGE AGREEMENT dated as of January 15, 2010 (this “Agreement”), is executed by and among DAL GROUP, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), which has its chief executive office located at 900 South Pine Island Road, Suite 400, Plantation, Florida 33324, and the lenders listed on Schedule 1 hereto (collectively, the “Lenders” and each a “Lender”).  The Borrower and the Lenders are referred to from time to time in this Agreement individually as a “Party” and together as the “Parties.”

BACKGROUND

The Borrower has requested that the Lenders make loans and advances available to the Borrower; and the Lenders have agreed to make such loans and advances to the Borrower on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

Section 1 DEFINITIONS.

1.1 Defined Terms.  For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

“Affiliate” of any person or entity shall mean (a) any other person or entity which, directly or indirectly, controls or is controlled by or is under common control with such person or entity or (b) any officer or director of such entity.  A person or entity shall be deemed to be “controlled by” any other person or entity if such person or entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such person or entity whether by contract, ownership of voting securities, membership interests or otherwise.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday on which Lenders are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

“Capital Expenditures” shall mean all expenditures (including Capitalized Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower and its Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” shall mean a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by a lessee that is, or should be recorded as a “capital lease” on the financial statements of the lessee prepared in accordance with GAAP.

“Capital Securities” shall mean, with respect to any Person, all shares, participations, membership interests or other ownership interests of any kind (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest.

“Capitalized Lease Obligations” shall mean all rental obligations as lessee under a Capital Lease which are or will be required to be capitalized on the books of the lessee in accordance with GAAP.

“Change in Control” shall mean the occurrence of any of the following events: (a) Chardan shall cease to own and control, directly or indirectly, at least the percentage of the outstanding Capital Securities of the Borrower that it owns or controls on the date of this Agreement, as adjusted for this purpose to reflect the conversion of the Series B Preferred Units into Common Units when they actually convert; (b) the granting by Chardan, directly or indirectly, of a security interest in its ownership interest in the Borrower, which could result in a change in the identity of the individuals or entities in control of the Borrower; (c) a sale by the Borrower of its interest in a Guarantor or (d) a sale of all or substantially all of the assets of Borrower or a Guarantor.  For the purpose hereof, the terms “control” or “controlling” shall mean the possession of the power to direct, or cause the direction of, the management and policies of the Borrower by contract or voting of securities or ownership interests.

“Chardan” shall mean Chardan 2008 China Acquisition Corp., a corporation organized under the laws of the British Virgin Islands.

“Chardan Change in Control” shall mean (a) a merger involving Chardan if, following the merger, the shareholders of Chardan immediately prior to the merger do not own more than fifty percent (50%) of the total voting power of the surviving company; (b) a share exchange in which the shareholders of Chardan exchange their shares in Chardan for shares of another corporation, provided, that such share exchange shall result in the exchange of more than fifty percent (50%) of the total fair market value or total voting power of Chardan shares outstanding before such share exchange for shares of another corporation, if, following the share exchange, the shareholders of Chardan immediately prior to the share exchange do not own more than fifty percent (50%) of the total voting power of such other corporation following the share exchange; (c) a sale of all or substantially all of the assets of Chardan, except to an Affiliate and/or except if, following the sale, the shareholders of Chardan immediately prior to the sale own more than fifty percent (50%) of the voting power, directly or indirectly, of the acquiring company;  (d) any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than David J. Stern or any Affiliate of David J. Stern or any employee benefit plan or employee benefit trust benefiting the employees of any Obligor) becoming a beneficial owner, directly or indirectly, of securities of Chardan representing more than fifty percent (50%)

of either the total fair market value of Chardan’s securities, or the combined voting power of Chardan’s then outstanding voting securities; (e) a merger or share exchange involving the Borrower and/or any Guarantor, if (i) following the transaction, the Borrower and/or all of the Guarantors are no longer Affiliates of Chardan and (ii) following the transaction, the shareholders of Chardan immediately prior to the merger or share exchange do not own more than fifty percent (50%) of the total voting power, directly or indirectly, of the surviving or acquiring company; or (f) the Borrower and/or any Guarantor is no longer an Affiliate of Chardan.

“Collateral” shall have the meaning set forth in Section 3.1 hereof.

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to each Lender pursuant to which a mortgagee or lessor of real property on which any collateral for the Obligations is stored or otherwise located, or a processor or other bailee holding property owned by the Borrower or any of its Subsidiaries, acknowledges the security interests of each Lender and waives any liens held by such person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits the Lenders reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Common Units” has the meaning set forth in the Operating Agreement.

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, as reflected on the Borrower’s and its Subsidiaries’ financial statements determined in accordance with GAAP.

“Environmental Laws” shall mean all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean any of the events or conditions which are set forth in Section 8 hereof.

“GAAP” shall mean United States generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Guarantor” and “Guarantors” shall mean, respectively, each of and collectively, the following: DJS Processing, LLC, Default Servicing, LLC and Professional Title and Abstract Company of Florida, LLC.

“Guaranty” shall mean, collectively, each Guaranty dated as of the date of this Agreement, executed by each of the Guarantors to and for the benefit of the Lenders, in the form prepared by and reasonably acceptable to the Lenders.

“Hazardous Substances” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, service marks and trademarks, and all registrations and applications for registration therefor and all licensees thereof, trade names, domain names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Junior Loan Agreement” shall mean the Loan, Security and Pledge Agreement, dated as of the date hereof, among the Borrower and the Junior Secured Parties, as may be amended, restated, supplemented or otherwise modified from time to time.

“Junior Obligations” shall mean the “Obligations” as such term is defined in the Junior Loan Agreement.

“Junior Secured Parties” shall mean, collectively, the Law Offices of David J. Stern, P.A., a professional association licensed to practice law in the State of Florida, Professional Title and Abstract Company of Florida, Inc., a corporation organized under the laws of the State of Florida, and Default Servicing, Inc., a corporation organized under the laws of the State of Florida.

“Liabilities” shall mean at all times all liabilities of the Borrower and its Subsidiaries that would be shown as such on a balance sheet of the Borrower or its Subsidiaries prepared in accordance with GAAP.

“Loan Documents” shall mean the Term Notes, the Operating Company Security Agreements, this Agreement, the Subordination and Intercreditor Agreement and each Guaranty, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the assets, business, properties, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Obligor to perform any of the Obligations under any of the Loan Documents, or (c) a material adverse effect on (i) any substantial portion of any collateral for the Obligations, (ii) the legality, validity, binding effect or enforceability against the Borrower or any Obligor of any of the Loan Documents, (iii) the perfection or priority of any lien or security interest granted to any Lender under any Loan Document, or (iv) the rights or remedies of any Lender under any Loan Document.

“Maturity Date” shall mean the Maturity Date stated in the Term Notes, as such date may be extended by the Lenders pursuant to any modification, extension or renewal note executed by the Borrower and accepted by the Lenders in their sole and absolute discretion in substitution for the Term Notes.

“Obligations” shall mean the obligations under the Term Notes, all interest accrued thereon (including interest which would be payable post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due to any Lender hereunder, any reasonable expenses incurred by any Lender hereunder and any and all other liabilities and obligations of the Borrower to any Lender whether under this Agreement or under any other Loan Document.

“Obligor” shall mean the Borrower, any Guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of DAL Group, LLC, dated as of the date of this Agreement.

“Operating Companies” shall mean, collectively, DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC, and Default Servicing, LLC.

“Operating Company Operating Agreement” shall mean, collectively, the Limited Liability Company Agreement of DJS Processing, LLC, dated January 14, 2010, the Limited Liability Company Agreement of Professional Title and Abstract Company of Florida, LLC, dated January 14, 2010 and the Limited Liability Company Agreement of Default Servicing, LLC, dated January 14, 2010, as each may be amended from time to time.

“Operating Company Security Agreement” shall mean, collectively, each Senior Security Agreement dated as of even date herewith made by each Guarantor in favor of the Lenders pursuant to which such Guarantor grants to the Lenders a security interest in substantially all of its assets, as amended, restated, modified or supplemented and in effect from time to time.

“Organizational Identification Number” shall mean, with respect to Borrower, the organizational identification number assigned to Debtor by the applicable governmental unit or agency of the jurisdiction of organization of the Borrower.

“Permitted Liens” shall mean (a) liens for taxes, assessments or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed; (b) liens arising in the ordinary course of business (such as (i) liens of carriers, warehousemen, mechanics and materialmen and other similar liens imposed by law, and (ii) liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services, which do not in the aggregate materially detract from the value of the property or assets of the Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the Borrower’s business or any of its Subsidiaries’ businesses and, in each case, for which it maintains adequate reserves in accordance with GAAP and in respect of which no lien has been filed; (c) attachments, appeal bonds, judgments and other similar liens to the extent such liens have not yet resulted in an Event of Default under Section 8.9 hereof; (d) easements, rights of way, restrictions, minor defects or irregularities in title and other similar liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Guarantor; (e) liens arising in connection with Capitalized Lease Obligations (and attaching only to the property being leased); (f) liens granted to the Lenders and the Secured Party Representative hereunder and under the Loan Documents; (g) liens listed on Schedule 6.2, (h) bankers’ liens, rights of set off or similar rights for financial institutions in any deposit accounts; (i) any interest or title of a lessor under any operating lease entered into in the ordinary course of business and covering only the assets so leased, (j) any interest of title of a licensor, sublicensor, lessor or sublessor, lessee or sublessee, in each case under any license or lease agreement in the ordinary course of business, and liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing a lessor’s interest under leases, (k) liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and (l) any renewal or extension of any lien permitted above, so long as such renewal or extension does not extend the lien to any additional property or secure a greater obligation, other than after-acquired title in such property and the proceeds thereof.

“Person” shall mean any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Pledged Membership Interests” shall mean Borrower’s entire membership in each DJS Processing, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing, LLC.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender (a) with respect to the commitment of that Lender to advance its share of the Term Loan on the date hereof, the percentage obtained by dividing (i) the amount set forth next to such Lender’s name on Schedule 1 hereto by (ii) the aggregate amount of the Term Loan Commitment to be advanced by all of the Lenders on the date hereof and (b) with respect to the Term Loan after the advancing of the Term Loan, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender by (ii) the outstanding principal balance of the Term Loans held by all Lenders.

“Secured Party Representative” has the meaning set forth in Section 10.14.

“Series B Preferred Units” has the meaning set forth in the Operating Agreement.

“Subordinated Debt” shall mean that portion of the Liabilities of the Borrower and each Subsidiary in existence on the date hereof which is subordinated to the Obligations in a manner reasonably satisfactory to the Lenders, including right and time of payment of principal and interest.

“Subordination and Intercreditor Agreement” shall mean the Subordination and Intercreditor Agreement dated as of even date herewith among the Borrower, the Lenders, the Lender (as defined in the Junior Loan Agreement) and the Junior Secured Parties.

“Subsidiary” and “Subsidiaries” shall mean each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which the Borrower owns, directly or indirectly, such number of outstanding Capital Securities as have more than fifty percent (50.00%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

“Term Loan” has the meaning set forth in Section 2.1.

“Term Loan Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan on the date hereof as set forth on Schedule 1 to this Agreement, and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be [FIFTEEN MILLION EIGHTY-EIGHT THOUSAND SEVEN HUNDRED THIRTY-FIVE DOLLARS AND NINETY-SEVEN CENTS ($15,088,735.97)] on the date hereof.  After advancing the Term Loan, each reference to a Lender’s Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding Term Loan.

“Term Note” and “Term Notes” shall mean, respectively, each of and collectively, the senior term notes, each in substantially the form of Exhibit A and duly executed by the Borrower and payable to the order of any Lender or Lenders, together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered any Lender and given in substitution therefor in accordance with the terms hereof.

“UCC” shall mean the Uniform Commercial Code in effect in the State of New York from time to time.

“Unmatured Event of Default” shall mean any event which, with the giving of notice, the passage of time or both, would constitute an Event of Default.

“Voidable Transfer” shall have the meaning set forth in Section 10.3 hereof.

1.2 Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP.  Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to any Lender pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with sound accounting practices and GAAP as used in the preparation of the financial statements of the Borrower and its Subsidiaries on the date of this Agreement.  If any changes in accounting principles or practices from those used in the preparation of the Borrower’s, the Subsidiaries’ or any Guarantor’s financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to any Lender hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the Parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower, the Subsidiaries and the Guarantors will be the same after such changes as they were before such changes; and if the Parties fail to agree on the amendment of such provisions, the Borrower, each Subsidiary and the Guarantors will furnish financial statements in accordance with such changes for all financial covenants, shall perform all financial covenants and shall otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower’s, the Subsidiaries’ and Guarantors’ accountants.

1.3 Other Terms Defined in UCC.  All other capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.4 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.  Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa.

(b) Section and Schedule references are to this Agreement unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement

(c) The term “including” is not limiting, and means “including, without limitation”.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

(g) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

Section 2 TERM NOTES AND OBLIGATIONS.

2.1 Term Notes. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, on the date of this Agreement, (a) (i) each Lender designated as a “new lender” on Schedule 1 hereto agrees to make a term loan (collectively, the “New Term Loan”) on the date hereof to the Borrower in the amount equal to the applicable Lender’s Term Loan Commitment and (ii) each Lender designated as a “deferred lender” on Schedule 1 hereto agrees to receive a promissory note in an amount equal to the applicable Lender’s Term Loan Commitment in exchange for certain obligations owed to them by the Borrower (collectively, the “Deferred Term Loan”, and collectively with the New Term Loan, the “Term Loan”) and (b) Borrower shall issue to the Lenders, and the Lenders shall accept from Borrower, the Term Notes.  The principal amount of the Term Notes outstanding from time to time shall bear interest at the rate set forth in the Term Notes and shall be repaid as provided in the Term Notes.  Repayment of the Term Notes is due in full on the Maturity Date, unless the Obligations are otherwise accelerated, terminated or extended as provided in this Agreement.  All payments and prepayments of any amounts due under the Term Notes or with respect to any Obligations shall be paid by the Borrower to the Lenders on a pro rata basis in accordance with each Lender’s Term Loan Commitment.  The obligations of each Lender hereunder shall be several and not joint.

2.2 Interest and Fee Computation; Collection of Funds.  If any payment to be made by the Borrower pursuant to this Agreement or the Term Notes shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.  All payments made by the Borrower under any of the Loan Documents shall be made without setoff, counterclaim, or other defense.

2.3 Obligations.  The Obligations shall constitute one general obligation of the Borrower, and shall be secured by each Lender’s security interest in and lien upon any Collateral and by all other security interests, liens, claims and encumbrances heretofore, now or at any time or times hereafter granted by the Borrower and/or any Subsidiary to each Lender.

Section 3 SECURITY FOR THE OBLIGATIONS.

3.1 Security for Obligations.  As security for the payment and performance of the Obligations, the Borrower does hereby pledge, assign, transfer, deliver and grant to each Lender and to the Secured Party Representative on behalf of the Lenders a continuing and unconditional first priority security interest in and to any and all personal property of the Borrower, of any kind or description, tangible or intangible, wherever located and whether now existing or hereafter arising, created or acquired, including the following (all of which property, along with the products and proceeds therefrom, are individually and collectively referred to as the “Collateral”):

(a) all property of, or for the account of, the Borrower now or hereafter coming into the possession, control or custody of, or in transit to, any Lender or any agent or bailee for any Lender or any parent, affiliate or subsidiary of any Lender or any participant with any Lender (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise), including all earnings, dividends, interest, or other rights in connection therewith and the products and proceeds therefrom, including the proceeds of insurance thereon; and

(b) the additional property of the Borrower, whether now existing or hereafter arising or acquired, and wherever now or hereafter located, together with all additions and accessions thereto, substitutions, betterments and replacements therefor, products and Proceeds therefrom, and all of the Borrower’s books and records and recorded data relating thereto (regardless of the medium of recording or storage), together with all of the Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain and process any such records or data on electronic media, identified and set forth as follows:

(i) All Accounts, including but not limited to billed and unbilled accounts receivable, and all Goods whose sale, lease or other disposition by the Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, the Borrower, or rejected or refused by an account borrower;

(ii) All Inventory, including raw materials, work-in-process and finished goods;

(iii) All Goods (other than Inventory), including embedded software, Equipment, vehicles, furniture and Fixtures;

(iv) All Software and computer programs;

(v) All Securities, investment property, Financial Assets and Deposit Accounts;

(vi) All Chattel Paper, Electronic Chattel Paper, Instruments, Documents, Letter of Credit Rights, all proceeds of letters of credit, Supporting Obligations, notes secured by real estate, Commercial Tort Claims and General Intangibles, including Payment Intangibles;

(vii) The Pledged Membership Interests; and

(viii) All Proceeds (whether Cash Proceeds or Noncash Proceeds) of the foregoing property, including all insurance policies and proceeds of insurance payable by reason of loss or damage to the foregoing property, including unearned premiums, and of eminent domain or condemnation awards.

3.2 Pledged Membership Interests. In the event that a reclassification, split, reverse split, dividend, readjustment, or other change is made in the capital structure of any of the Operating Companies (a) any additional or substituted shares issued on behalf of the Pledged Membership Interests shall be subject to the pledge contained in this Agreement and (b) if such change reduces the number of the membership interests of any of the Operating Companies, then the number of Pledged Membership Interests shall be reduced in proportion to such reduction.

3.3 Possession and Transfer of Collateral.

(a) Until an Event of Default has occurred hereunder, the Borrower shall be entitled to (i) possession or use of the Collateral (other than Instruments or Documents including Tangible Chattel Paper and Investment Property consisting of certificated securities and other Collateral required to be delivered to a Lender or Secured Party Representative pursuant to this Section 3) and (ii) shall be entitled to receive for its own use cash dividends on the Pledged Membership Interests paid out of earned surplus, to the extent that such cash dividends are permitted to be paid under the terms of the Loan Documents.  If a dividend is paid that is not permitted to be paid under the terms of the Loan Documents, Borrower shall hold such dividend in trust for the Lenders, and shall immediately deliver such dividend to the Secured Party Representative to be held on behalf of the Lenders as additional collateral hereunder.  Upon the occurrence and during the continuance of an Event of Default, any Lender may require any such subsequent cash dividends to be delivered to the Secured Party Representative as additional security hereunder.  Any other dividends or proceeds of the Pledged Membership Interests must be immediately delivered to the Secured Party Representative on behalf of the Lenders as additional security hereunder.

(b) The cancellation or surrender of any Term Note, upon payment or otherwise, shall not affect the right of the Lenders to retain Collateral, with respect to any other of the Obligations until all Obligations are indefeasibly paid in full.  The Borrower shall not sell, assign (by operation of law or otherwise), license, lease or otherwise dispose of, or grant any option with respect to any of the Collateral except in the ordinary course of business.

3.4 Perfection of Security Interest.  Borrower hereby irrevocably authorizes the Lenders and Secured Party Representative on behalf of the Lenders to file financing statement(s)

describing the Collateral in all public offices reasonably deemed necessary by any Lender, and to take any and all actions, including, without limitation, filing all financing statements, continuation financing statements and all other documents that any Lender may reasonably determine to be necessary to perfect and maintain such Lender’s security interests in the Collateral.  Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where the Secured Party Representative chooses to perfect the Lenders’ security interest by possession, whether or not in addition to the filing of a financing statement.  Where Collateral is in the possession of a third party, Borrower will join with the Lenders and the Secured Party Representative in notifying the third party of the Lenders’ security interest and obtaining an acknowledgement from the third party that it is holding the Collateral for the benefit of the Lenders.  Borrower will cooperate with the Lenders and the Secured Party Representative in obtaining control with respect to Collateral consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights and Electronic Chattel Paper.  Borrower will not create any Chattel Paper without placing a legend on the Chattel Paper reasonably acceptable to the Lenders indicating that the Lenders have a security interest in the Chattel Paper.  Borrower shall pay the cost of filing or recording all financing statement(s) and other documents.  Borrower agrees to promptly execute and deliver to the Lenders and the Secured Party Representative all financing statements, continuation financing statements, assignments, certificates of title, applications for vehicle titles, affidavits, reports, notices, schedules of Accounts, designations of Inventory, letters of authority and all other documents that any Lenders may reasonably request in form reasonably satisfactory to the Lenders to perfect and maintain each Lender’s security interests in the Collateral.  The Borrower further agrees to indemnify and hold each Lender and the Secured Party Representative harmless against claims of any person or entity not a party to this Agreement concerning disputes arising over the Collateral, except to the extent such claim is the result of the action, failure to act, negligence and/or misconduct of the Lenders, the Secured Party Representative and/or any Affiliate of any of the foregoing.

3.5 Preservation of the Collateral.  Any Lender and Secured Party Representative may, but is not required, to take such actions from time to time as such Lender or the Secured Party Representative deems reasonably appropriate to maintain or protect the Collateral.  Each Lender and the Secured Party Representative shall have exercised reasonable care in the custody and preservation of the Collateral if such Lender or Secured Party Representative takes such action as the Borrower shall reasonably request in writing which is not inconsistent with any Lender’s status as a secured party, but the failure of any Lender or the Secured Party Representative to comply with any such request shall not be deemed a failure to exercise reasonable care; provided, however, each Lender’s or Secured Party Representative’s responsibility for the safekeeping of the Collateral shall (a) be deemed reasonable if such Collateral is accorded treatment substantially equal to that which any Lender accords its own property, and (b) not extend to matters beyond the control of any Lender or Secured Party Representative, including acts of God, war, insurrection, riot or governmental actions.  In addition, any failure of any Lender or Secured Party Representative to preserve or protect any rights with respect to the Collateral against prior or third parties, or to do any act with respect to preservation of the Collateral, not so requested by the Borrower, shall not be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral.  The Borrower shall have the sole responsibility for taking such action as may be necessary, from time to time, to preserve all rights of the Borrower and each Lender in the Collateral against prior or third parties.

Without limiting the generality of the foregoing, where Collateral consists in whole or in part of securities, the Borrower represents to, and covenants with, each Lender that the Borrower has made arrangements for keeping informed of changes or potential changes affecting the securities (including rights to convert or subscribe, payment of dividends, reorganization or other exchanges, tender offers and voting rights), and the Borrower agrees that neither any Lender nor the Secured Party Representative shall have any responsibility or liability for informing the Borrower of any such or other changes or potential changes or for taking any action or omitting to take any action with respect thereto.

3.6 Collateral in the Possession of a Warehouseman or Bailee.  If any of the Collateral at any time is in the possession of a warehouseman or bailee, the Borrower shall promptly notify the Lenders and the Secured Party Representative thereof, and shall use commercially reasonable efforts to promptly obtain a Collateral Access Agreement.  No Lender shall give any instructions to such warehouseman or bailee pursuant to such Collateral Access Agreement unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to the warehouseman or bailee.

3.7 Commercial Tort Claims.  If the Borrower shall at any time hold or acquire a Commercial Tort Claim, the Borrower shall promptly, upon knowledge thereof, notify the Lenders and the Secured Party Representative in writing signed by the Borrower of the details thereof and at the request of any Lender grant to each Lender, for its own benefit and as agent for its Affiliates, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, in each case in form and substance reasonably satisfactory to the Lenders, and shall execute any amendments hereto deemed reasonably necessary by any Lender to perfect the security interest of the Lenders in such Commercial Tort Claim.

3.8 Electronic Chattel Paper and Transferable Records.  If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lenders and the Secured Party Representative thereof and, at the request of any Lender or the Secured Party Representative, shall take such action as such Lender or the Secured Party Representative may reasonably request to vest in the Lenders or the Secured Party Representative control under Section 9-105 of the UCC of such electronic chattel paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Lenders or the Secured Party Representative, as the case may be, will arrange, pursuant to procedures reasonably satisfactory to each Lender, and so long as such procedures will not result in any Lender’s or the Secured Party Representative’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control.

Section 4 REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to accept the Term Notes, the Borrower makes the following representations and warranties to each Lender, each of which shall survive the execution and delivery of this Agreement:

4.1 Borrower Organization and Name.  The Borrower and each Subsidiary, if any, is duly organized, existing and in good standing, with full and adequate power to carry on and conduct its business as presently conducted.  The Borrower and each Subsidiary, if any, is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities requires such qualification or licensing.  The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement.  The Borrower’s Organizational Identification Number is 4320638.

4.2 Authorization.  The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the other Loan Documents.  The execution and delivery of this Agreement and the other Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the Borrower’s organizational documents, nor require any consent, approval, authorization, or filings with, notice to or other act by or in respect of, any governmental authority or any other party (other than any consent or approval which has been obtained and is in full force and effect).  All necessary and appropriate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the other Loan Documents.

4.3 Validity and Binding Nature.  This Agreement and the other Loan Documents are the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

4.4 Security Interest.  This Agreement creates a valid security interest in favor of each Lender and the Secured Party Representative on behalf of the Lenders in the Collateral and, when properly perfected by filing in the appropriate jurisdictions, or by possession or Control of such Collateral by the Lenders or the Secured Party Representative on behalf of the Lenders or delivery of such Collateral to the Lenders or the Secured Party Representative on behalf of the Lenders, shall constitute a valid, first priority perfected security interest in such Collateral.  None of the Collateral is subject to any security interest other than as contemplated by this Agreement or in favor of the Junior Secured Parties in connection with the Junior Obligations.

4.5 Pledged Membership Interests. Borrower is the sole and lawful owner of the Pledged Membership Interests and has the right and authority to subject the same to the security interest of the Lenders and the Secured Party Representative on behalf of the Lenders under this Agreement.  None of the Pledged Membership Interests is subject to any Lien (other than pursuant to this Agreement and a junior priority lien in favor of the Junior Secured Parties).  This Agreement creates in favor of each Lender and the Secured Party Representative on behalf of the Lenders a valid security interest in the Pledged Membership Interests.  All of the Pledged Membership Interests have been duly and validly issued and are fully paid and nonassessable.

4.6 Lending Relationship.  The relationship hereby created between the Borrower and each Lender is and has been conducted on an open and arm’s length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating this Agreement.  Each Lender represents that it will receive a promissory note payable to its order as evidence of the Obligations.

4.7 Business Loan.  The obligations evidenced by the Term Notes, including interest rate, fees and charges as contemplated hereby, (a) are an exempted transaction under the Truth In Lending Act, 15 U.S.C. 1601 et seq., as amended from time to time, and (b) do not, and when disbursed shall not, violate the provisions of the Florida usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Obligations.

4.8 Place of Business.  The principal place of business and books and records of the Borrower is set forth in the preamble to this Agreement, and the location of all Collateral, if other than at such principal place of business, is as set forth in schedules furnished to the Lenders.  The Borrower shall promptly notify the Lenders and the Secured Party Representative of any change in such location(s).  The Borrower will not remove or permit the Collateral to be removed from such location(s) without the prior written consent of the Lenders and Secured Party Representative, except for Inventory sold in the usual and ordinary course of the Borrower’s business.

Section 5 AFFIRMATIVE COVENANTS.

5.1 Borrower Existence.  The Borrower shall, and shall cause each Subsidiary to, at all times preserve and maintain its (a) existence and good standing in the jurisdiction of its organization, and (b) qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect), and shall at all times continue as a going concern in the same business or substantially similar business to the business which the Borrower or the Subsidiary, as applicable, is presently conducting.

5.2 Compliance With Laws.  The Borrower shall comply, and cause each Subsidiary to comply, in all respects, including the conduct of its business and operations and the use of its properties and assets, with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.3 Payment of Taxes and Liabilities.  The Borrower shall pay, and cause each Subsidiary to pay, and discharge, before penalties accrue thereon, all property taxes and other taxes, and all governmental charges or levies against it, as well as claims of any kind which, if unpaid, could become a lien on any of its property; provided that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

5.4 Maintain Property.  The Borrower shall, and shall cause each Subsidiary to, at all times maintain, preserve and keep its properties and equipment, including any Collateral, in good repair, working order and condition, normal wear and tear and casualty and condemnation events excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained in all material respects.  The Borrower shall, and shall each of Subsidiary to, permit any Lender to examine and inspect such plant, properties and equipment at all reasonable times.

5.5 Maintain Insurance.  The Borrower shall, and shall cause each Subsidiary to, at all times maintain, with insurance companies reasonably acceptable to each Lender, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, including employers’, public and professional liability risks, as is customarily maintained by companies similarly situated, and shall have insured amounts no less than, and deductibles no higher than, are reasonably acceptable to the Lenders.  The Borrower shall, and shall cause each Subsidiary to, furnish to the Lenders and Secured Party Representative a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and the Subsidiary, as applicable, which shall be reasonably acceptable in all respects to each Lender.  The Borrower shall, and shall cause each Subsidiary to, cause each issuer of an insurance policy to provide each Lender with an endorsement (a) showing each Lender and the Secured Party Representative as lender’s loss payee with respect to each policy of property or casualty insurance; (b) showing each Lender and the Secured Party Representative as additional insured with respect to each liability insurance policy; and (c) providing that thirty (30) days notice will be given to the Secured Party Representative prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy. In the event the Borrower or a Subsidiary either fails to provide the Lenders and Secured Party Representative with evidence of the insurance coverage required by this Section or at any time hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay any premium in whole or in part relating thereto, then any Lender, without waiving or releasing any obligation or default by the Borrower hereunder, may at any time (but shall be under no obligation to so act), obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto, which each Lender deems advisable.  This insurance coverage (i) may, but need not, protect the Borrower’s or a Subsidiary’s interests in such property, and (ii) may not pay any claim made by, or against, the Borrower or a Subsidiary in connection with such property.  The Borrower or a Subsidiary, as the case may be, may later cancel any such insurance purchased by any Lender, but only after providing the Lenders and Secured Party Representative with evidence that the Borrower and each Subsidiary has obtained the insurance coverage required by this Section.  If any Lender purchases such insurance, the Borrower will be responsible for the reasonable costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The reasonable costs of the insurance may be added to the principal amount of the Term Notes.  The costs of the insurance may be more than the cost of the insurance the Borrower or any Subsidiary may be able to obtain on its own.

5.6 Pledged Membership Interests. At any time and from time to time after the occurrence of an Event of Default (as hereinafter defined) or a default under any of the

Obligations which is continuing uncured and unwaived, the Borrower shall, upon request of the Secured Party Representative, execute and deliver to the requesting party any proxies, stock powers or assignments with respect to the Pledged Membership Interests or endorse any instruments or chattel paper with respect to Pledged Membership Interests as so requested in order to enforce its rights under Section 9.5(g).

5.7 [RESERVED].

5.8 Intellectual Property.  The Borrower shall and shall cause each Subsidiary to maintain, preserve and renew, and shall cause the Subsidiaries to maintain, preserve and renew, all Intellectual Property necessary for the conduct of its business as and where the same is currently located as heretofore or as hereafter conducted by it.

5.9 Notice of Proceedings.  The Borrower, promptly upon becoming aware, shall give written notice to each Lender and the Secured Party Representative of any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Lenders which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or any of its Subsidiaries or any Guarantor or to which any of its respective properties is subject which might reasonably be expected to have a Material Adverse Effect.

5.10 Notice of Event of Default or Material Adverse Effect.  The Borrower shall, promptly after the commencement thereof, give notice to the Lenders and the Secured Party Representative in writing of the occurrence of any Event of Default or any Unmatured Event of Default, or the occurrence of any condition or event having a Material Adverse Effect on the Borrower, any Subsidiary or any Guarantor, not previously disclosed by the Borrower to the Lenders.

5.11 Environmental Matters.  The Borrower will, and will cause the Subsidiaries to, comply in all material respects with all Environmental Laws and will obtain all licenses, permits, certificates, approvals and similar authorizations thereunder. The Borrower shall immediately notify the Lenders and the Secured Party Representative upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, which affects the Borrower or its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Substances.  The Borrower agrees to allow any Lender or any of their agents access to the properties of the Borrower and any Subsidiaries during normal business hours to confirm compliance with all Environmental Laws, and the Borrower shall, following reasonable determination by any Lender that there is non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any non-compliance, with any Environmental Law, at the Borrower’s sole expense, cause an independent environmental engineer reasonably acceptable to the Lenders to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

5.12 Further Assurances.  The Borrower shall take, and cause any Subsidiary to take, such actions as are necessary or as any Lender and/or the Secured Party Representative may reasonably request from time to time to ensure that the Obligations under the Loan Documents are secured by substantially all of the assets of the Borrower and its Subsidiaries, in each case, as any Lender may determine, including (a) the execution and delivery of security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing, and (b) the delivery of certificated securities and other collateral with respect to which perfection is obtained by possession by the Secured Party Representative on behalf of the Lenders.

5.13 Books and Records. Each Lender shall have the right at all times during business hours to inspect the books and records of the Borrower, the Subsidiaries and any Guarantor and make extracts therefrom.  The Borrower shall permit each Lender to inspect the tangible assets and/or other business operation of the Borrower and each Subsidiary.

5.14 Reporting Requirements.  The Borrower shall at all times maintain and cause each Subsidiary to maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to each Lender or any of their authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower or any Subsidiary as any Lender shall reasonably require, including:

(a) CPA Financial Statements. Promptly when available, and in any event, within 90 days after the close of each fiscal year, a copy of the audited financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as any Lender may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public account of recognized standing, selected by the Borrower and reasonably acceptable to Lender.

(b) Management Financial Statements. Promptly when available, and in any event, within the earlier of (i) 45 days after the close of each fiscal quarter or (ii) such date that Chardan is required to file such financial statements with the Securities and Exchange Commission, a copy of the financial statements of the Borrower and any Subsidiaries for such fiscal quarter, including consolidated  balance sheet, statement of income and retained earnings, statement of cash flows for the quarter then ended and such other information (including nonfinancial information) as any Lender may reasonably request, in reasonable detail, prepared and certified as accurate by the Borrower’s treasurer or chief financial officer or the relevant Subsidiary’s treasurer or chief financial officer, as applicable.

(c) Monthly Financial Statements. Promptly when available, and in any event, within 30 days after the end of the relevant month, a copy of the financial statements of the Borrower and any Subsidiaries for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as any Lender may request, in reasonable detail, prepared and certified as accurate by the Borrower’s treasurer or chief financial officer or the relevant Subsidiary’s treasure or chief financial officer, as applicable.

(d) Borrower Tax Returns. Within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Borrower and any Subsidiaries.

(e) Guarantor Financial Reporting.  Such information regarding the business affairs, operations and financial condition of the Guarantors as any Lender may reasonably require, including:

(i) CPA Financial Statements. Promptly when available, and in any event, within 90 days after the close of each fiscal year, a copy of the audited financial statements of the Guarantors for such fiscal period, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as any Lender may reasonably request, in reasonable detail, prepared and certified without adverse reference to going concern value and without qualification by an independent certified public account of recognized standing, selected by the Borrower and reasonably acceptable to each Lender.

(ii) Management Financial Statements. Promptly when available, and in any event, within the earlier of 45 days after the close of each fiscal quarter or date that Borrower files its financial statements with the United States Securities and Exchange Commission a copy of the financial statements of the Guarantors for such fiscal period, including consolidated balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal period then ended and such other information (including nonfinancial information) as any Lender may reasonably request, in reasonable detail, prepared and certified as accurate by each Guarantors’ treasurer or chief financial officer.

(iii) Guarantor Tax Returns. Within ten (10) days after the filing due date (as such date may be extended in accordance with properly granted extensions) each year, a signed copy of the complete income tax returns filed with the Internal Revenue Service by the Guarantors.

(f) Supplemental Financial Statements.  Immediately upon receipt thereof, copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower or any Subsidiary.

(g) Covenant Compliance Certificates.  Contemporaneously with the furnishing of the financial statements pursuant to this Section, a duly completed compliance certificate, dated the date of such financial statements and certified as true and correct by an appropriate officer of the Borrower and each Subsidiary, stating that neither the Borrower nor any Subsidiary has become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such Event of Default or Unmatured Event of Default describing it and the steps, if any, being taken to cure it.

5.15 Collateral Records.  The Borrower shall, and shall cause each Subsidiary to, keep full and accurate books and records relating to the Collateral.  The Borrower shall make appropriate entries on its books and records disclosing the security interests of each Lender, for its own benefit and as agent for its Affiliates, in the Collateral.

5.16 Other Reports.  Within such period of time as any Lender may specify, the Borrower shall, and shall cause each Subsidiary to, deliver to such Lender such other schedules and reports as any Lender may reasonably request.

5.17 Refinancing.  The Borrower shall use its best efforts to refinance the Obligations as soon as possible after the date of this Agreement.  The Borrower hereby appoints Chardan Capital, LLC and/or any appointee of Chardan Capital, LLC to act as its agent on a nonexclusive basis in securing the refinancing of the Obligations, and the Borrower hereby agrees that it will not reject any refinancing proposal presented to it by Chardan Capital, LLC or its appointee so long as the interest rate for the loans in connection with such refinancing proposal does not exceed 18.75% and the other loan terms are commercially reasonable.

Section 6 NEGATIVE COVENANTS.

6.1 Liabilities.  The Borrower and its Subsidiaries shall not, either directly or indirectly, create, assume, incur or have outstanding any Liabilities (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of another, except:

(a) the Junior Obligations;

(b) the Obligations under this Agreement and the other Loan Documents;

(c) obligations of the Borrower or any Subsidiary for taxes, assessments, municipal or other governmental charges;

(d) obligations of the Borrower or any Subsidiary for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

(e) indebtedness owed by or to the Borrower to or from any Guarantor;

(f) Subordinated Debt;

(g) Capitalized Lease Obligations;

(h) indebtedness for Capital Expenditures incurred after the date of this Agreement;

(i) indebtedness constituting the financing of insurance premiums arising in the ordinary course of business; and

(j) those Liabilities set forth on Schedule 6.1.

6.2 Encumbrances.  The Borrower shall not, and shall cause each of its Subsidiaries not to, either directly or indirectly, create, assume, incur or suffer or permit to exist any lien, security interest or charge of any kind or character upon any asset of the Borrower or any Subsidiary, whether owned at the date hereof or hereafter acquired, except for Permitted Liens and liens in favor of the Junior Secured Parties to secure Borrower’s obligations under the Junior Obligations.

6.3 Transfer; Merger; Sales.  Neither Borrower nor any of its Subsidiaries shall, whether in one transaction or a series of related transactions, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or Capital Securities of any class of, or any partnership or joint venture interest in, any other entity, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Subsidiary into the Borrower or into any other domestic Subsidiary; (ii) any such purchase or other acquisition by the Borrower or any domestic Subsidiary of the assets or equity interests of any Subsidiary, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary), except for sales of Inventory in the ordinary course of business, or (c) sell or assign, with or without recourse, any receivables.

6.4 Issuance of Capital Securities.  The Borrower and its Subsidiaries shall not issue any Capital Securities other than any issuance of Common Units pursuant to any employee or director option program, benefit plan or compensation program.

6.5 Distributions.  The Borrower shall not and cause each Subsidiary not to, (a) make any distribution, other than tax distributions under Section 5.4 of the Operating Agreement and distributions to Chardan to pay expenses as set forth in Section 5.8 of the Operating Agreement, whether in cash or otherwise, to any of its equityholders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, except for the fees to be paid by Borrower to each of FlatWorld and Chardan Capital LLC pursuant to the management consulting agreements between Borrower and FlatWorld and Borrower and Chardan Capital LLC executed on the date of this Agreement, or (d) set aside funds for any of the foregoing.  Notwithstanding the foregoing, any Subsidiary may pay distributions or make other distributions to the Borrower.

6.6 Transactions with Affiliates.  The Borrower shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, enter into or permit to exist any transaction with any of its Affiliates or with any director, officer or employee of the Borrower or any Subsidiary other than transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower and each Subsidiary and upon fair and reasonable terms which are fully disclosed to each Lender and are no less favorable to the Borrower than would be obtained in a comparable arm’s length transaction with a party that is not an Affiliate of the Borrower.

6.7 Cancellation of Debt.  The Borrower shall not, and shall not permit any Subsidiary  to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

6.8 Inconsistent Agreements.  The Borrower shall not and shall not permit any Subsidiary to enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of its Obligations hereunder or under any other Loan Document, or (b) prohibit the Borrower or any Subsidiary from granting to any Lender a lien on any of its assets.

6.9 Business Activities; Change of Legal Status and Organizational Documents.  The Borrower shall not, and shall not permit any Subsidiary to, (a) engage in any line of business materially different from the businesses engaged in on the date hereof and businesses reasonably related thereto, (b) change its name, its type of organization, its jurisdiction of organization or other legal structure, or (b) permit its charter, Operating Agreement or other organizational documents, or its Subsidiaries charter, operating agreements (including the Operating Company Operating Agreements), bylaws or other organizational documents, to be amended or modified in any way which could reasonably be expected to cause a Material Adverse Effect.

6.10 Tax Obligations. The Borrower shall, and shall cause each Subsidiary to, pay within the time that they are required to be paid without interest or penalty, all taxes, assessments, and similar charges which at any time are or may become a lien, charge, or encumbrance upon any Collateral, except to the extent contested in good faith and bonded in a manner that is satisfactory to the Lenders and Secured Party Representative.  If the Borrower or any Subsidiary fails to pay any of these taxes, assessments, or other charges as provided above, then the Lenders have the option (but not the obligation) to do so and the Borrower agrees to repay all amounts so expended by the Lenders immediately upon demand, together with interest at the highest lawful default rate which would be charged by the Lenders on any Obligations.

Section 7 [RESERVED].

Section 8 EVENTS OF DEFAULT.

The Borrower, without notice or demand of any kind, shall be in default with respect to its Obligations upon the occurrence of any of the following events, except to the extent caused by the action or failure to act of any Lender, the Secured Party Representative or any Affiliate of any Lender for the purpose of causing an Event of Default (each an “Event of Default”).

8.1 Nonpayment of Obligations.  Any Obligation due and owing, whether by its terms or as otherwise provided herein, is not paid when due.

8.2 Misrepresentation.  Any written warranty, representation, certificate or statement of any Obligor in this Agreement, the other Loan Documents or any other agreement with any Lender shall be false in any material respect when made or at any time thereafter (except to the extent such representation, warranty, certificate or statement expressly relates only to an earlier date), or if any financial data or any other information now or hereafter furnished to any Lender by or on behalf of any Obligor shall prove to be false, inaccurate or misleading in any material respect as of the date to which such information relates.

8.3 Nonperformance.  Any failure to perform or default in the performance of any covenant, condition or agreement contained in (a) this Agreement or (b) the Loan Documents or any other agreement with any Lender with respect to Obligations (other than a default covered by Section 8.1) and the continuance of such default or breach for a period of thirty (30) calendar days after Borrower has notice thereof.

8.4 Default under Loan Documents.  A default under any of the other Loan Documents, all of which covenants, conditions and agreements contained therein are hereby incorporated in this Agreement by express reference, shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

8.5 Default under Other Debt.  Any default by any Obligor in the payment of any indebtedness for any other obligation in excess of $1,500,000 beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

8.6 Bankruptcy, Insolvency, etc.  Any Obligor becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor, and if such case or proceeding is not commenced by such Obligor, it is consented to or acquiesced in by such Obligor, or remains undismissed for sixty (60) days; or any Obligor takes any action to authorize, or in furtherance of, any of the foregoing.

8.7 Judgments.  The entry of any final judgment, decree, levy, attachment, garnishment or other process, or the filing of any lien against any Obligor, which is not fully covered by insurance, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof, (a) bonded over to the reasonable satisfaction of each Lender and appealed, (b) vacated, or (c) discharged.

8.8 Change in Control.  The occurrence of any Change in Control or a Chardan Change in Control.

8.9 Material Adverse Effect.  The occurrence of any event which has a Material Adverse Effect on the Borrower.

8.10 Guaranty.  There is a discontinuance by any Guarantor of its Guaranty or any Guarantor shall contest the validity of such Guaranty.

8.11 Subordinated Debt.  The subordination provisions of any Subordinated Debt shall for any reason be revoked or invalid or otherwise cease to be in full force and effect or the Borrower shall contest in any manner, or any other obligor thereunder shall contest in any judicial proceeding, the validity or enforceability of the subordination agreement relating to the Subordinated Debt or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by the subordination provisions of the Subordinated Debt.

8.12 Junior Obligations. A default under the Junior Loan Agreement, any other Loan Document (as defined in the Junior Loan Agreement) and/or any Post-Closing Cash Document (as defined in the Junior Loan Agreement) shall be and constitute an Event of Default under this Agreement and any other of the Obligations.

Section 9 REMEDIES.

9.1 Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, each Lender and the Secured Party Representative on behalf of the Lenders shall have all rights, powers and remedies set forth in the Loan Documents, in any other written agreement or instrument relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity.  Without limiting the generality of the foregoing, any of the Lenders or the Secured Party Representative (on behalf of the Lenders) may, at such party’s option upon the occurrence and during the continuance of an Event of Default, declare, the Obligations to be immediately due and payable, provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 8.6, all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of any Lender and/or the Secured Party Representative.  The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement each Lender’s and the Secured Party Representative’s rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Borrower or any Guarantor or of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary.  In addition to the foregoing, upon the occurrence and during the continuance of an Event of Default:

(a) Possession and Assembly of Collateral.  Any Lender or the Secured Party Representative may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which any Lender or the Secured Party Representative may already have in its possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may at any time enter into any of the Borrower’s premises where any of the Collateral may be or is supposed to be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of and each Lender and Secured Party Representative shall have the right to store and conduct a sale of the same in any of the Borrower’s premises without cost to any Lender or the Secured Party Representative as applicable.  At any Lender’s or Secured Party Representative’s request, the Borrower will, at the Borrower’s sole expense, assemble the Collateral and make it available to the Lenders or the Secured Party Representative, as the case may be, at a place or places to be designated by the Secured Party Representative which is reasonably convenient to the Lenders or the Secured Party Representative, as the case may be, and the Borrower.

(b) Sale of Collateral.  The Secured Party Representative (on behalf of the Lenders) may sell any or all of the Collateral at public or private sale, upon such terms and conditions as the Secured Party Representative may deem reasonably proper, and any Lender may purchase any or all of the Collateral at any such sale.  The Borrower acknowledges that the Secured Party Representative may be unable to effect a public sale of all or any portion of the Collateral because of certain legal and/or practical restrictions and provisions which may be applicable to the Collateral and, therefore, may be compelled to resort to one or more private sales to a restricted group of offerees and purchasers.  The Borrower consents to any such private sale so made even though at places and upon terms less favorable than if the Collateral were sold at public sale.  No Lender nor the Secured Party Representative shall have any obligation to clean-up or otherwise prepare the Collateral for sale.  The Secured Party Representative may apply the net proceeds, after deducting all reasonable costs, expenses, attorneys’ and paralegals’ fees incurred or paid at any time in the collection, protection and sale of the Collateral and the Obligations, to the payment of the Obligations, in such order of application as the Secured Party Representative may, from time to time, elect, returning the excess proceeds, if any, to the Borrower.  The Borrower shall remain liable for any amount remaining unpaid after such application, with interest at the rate provided in the Loan Documents.  Any notification of intended disposition of the Collateral required by law shall be conclusively deemed reasonably and properly given if given by any Lender or Secured Party Representative at least ten (10) calendar days before the date of such disposition.  The Borrower hereby confirms, approves and ratifies all acts and deeds of each Lender and/or the Secured Party Representative relating to the foregoing, and each part thereof, and expressly waives any and all claims of any nature, kind or description which it has or may hereafter have against any Lender or the Secured Party Representative or its representatives, by reason of taking, selling or collecting any portion of the Collateral.  The Borrower consents to releases of the Collateral at any time (including prior to default) and to sales of the Collateral in groups, parcels or portions, or as an entirety, as any Lender or Secured Party Representative shall deem reasonably appropriate.  The Borrower expressly absolves each Lender and the Secured Party Representative from any loss or decline in market value of any Collateral by reason of delay in the enforcement or assertion or nonenforcement of any rights or remedies under this Agreement.

9.2 [RESERVED].

9.3 Standards for Exercising Remedies.  Upon the occurrence and during the continuance of an Event of Default, to the extent that applicable law imposes duties on any Lender or the Secured Party Representative to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for any Lender or the Secured Party Representative (a) to fail to incur expenses reasonably deemed significant by any Lender or the Secured Party Representative to prepare Collateral for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other party obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other parties obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature,

(f) to contact other parties, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (h) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties, including any warranties of title, (k) to purchase insurance or credit enhancements to insure the Secured Party Representative and/or any Lender against risks of loss, collection or disposition of Collateral or to provide to the Secured Party Representative and/or any Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed reasonably appropriate by the Secured Party Representative and/or any Lender to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Secured Party Representative and/or any Lender in the collection or disposition of any of the Collateral.  The Borrower acknowledges that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by any Lender and/or the Secured Party Representative would not be commercially unreasonable in the exercise of remedies against the Collateral by any Lender and/or the Secured Party Representative and that other actions or omissions by the Secured Party Representative and/or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this section.  Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to the Borrower or to impose any duties on the Secured Party Representative or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

9.4 UCC and Offset Rights.  Upon the occurrence and during the continuance of an Event of Default, any Lender and the Secured Party Representative (on behalf of each Lender) may exercise, from time to time, any and all rights and remedies available to each of them under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and any Lender, and may, without demand or notice of any kind, appropriate and apply toward the payment of the relevant Obligations, whether matured or unmatured, including reasonable costs of collection and attorneys’ and paralegals’ fees, and in such order of application as any Lender may, from time to time, elect, any indebtedness of any Lender to any Obligor, however created or arising, including balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to any Lender.  The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Secured Party Representative or any Lender in the exercise of its right, which is hereby acknowledged, to appropriate any time hereafter any such indebtedness owing from any Lender to any Obligor.

9.5 Additional Remedies.  Upon the occurrence and during the continuance of an Event of Default, the Secured Party Representative on behalf of the Lenders shall have the right and power to:

(a) instruct the Borrower, at its own expense, to notify any parties obligated on any of the Collateral, including any account debtors, to make payment directly to the Lenders or the Secured Party Representative, as applicable, of any amounts due or to become due thereunder, or the Lenders or the Secured Party Representative, as applicable, may directly notify such obligors of the security interest of the Lenders, and/or of the assignment to the Lenders or the Secured Party Representative of the Collateral and direct such obligors to make payment to the Lenders or the Secured Party Representative, as applicable, of any amounts due or to become due with respect thereto, and thereafter, collect any such amounts due on the Collateral directly from such party obligated thereon;

(b) enforce collection of any of the Collateral, including any Accounts, by suit or otherwise, or make any compromise or settlement with respect to any of the Collateral, or surrender, release or exchange all or any part thereof, or compromise, extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder;

(c) take possession or control of any proceeds and products of any of the Collateral, including the proceeds of insurance thereon;

(d) extend, renew or modify for one or more periods (whether or not longer than the original period) the Obligations or any obligation of any nature of any other obligor with respect to the Obligations;

(e) grant releases, compromises or indulgences with respect to the Obligations, any extension or renewal of any of the Obligations, any security therefor, or to any other obligor with respect to the Obligations;

(f) transfer the whole or any part of securities which may constitute Collateral into the name of the Lenders, the Lenders’ nominee, or the Secured Party Representative without disclosing, if any Lender so desires, that such securities so transferred are subject to the security interest of the Lenders, and any corporation, association, or any of the managers or trustees of any trust issuing any of such securities, or any transfer agent, shall not be bound to inquire, in the event that any Lender or such nominee makes any further transfer of such securities, or any portion thereof, as to whether such Lender or such nominee has the right to make such further transfer, and shall not be liable for transferring the same;

(g) receive distributions related to the Pledged Membership Interests to apply against the Obligations and exercise any voting rights as to the Pledged Membership Interests and all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, registration rights and any right to exchange any or all of the Pledged Membership Interests upon the merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof, or upon the exercise of any such issuer of any right, privilege, or option pertaining to any of the Pledged Membership Interests, but no Lender nor the Secured Party Representative shall have any duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing;

(h) make an election with respect to the Collateral under Section 1111 of the Bankruptcy Code or take action under Section 364 or any other section of the Bankruptcy Code; provided, however, that any such action of any Lender or the Secured Party Representative as set forth herein shall not, in any manner whatsoever, impair or affect the liability of the Borrower hereunder, nor prejudice, waive, nor be construed to impair, affect, prejudice or waive any Lender’s or the Secured Party Representative’s rights and remedies at law, in equity or by statute, nor release, discharge, nor be construed to release or discharge, the Borrower, any guarantor or other party liable to any Lender for the Obligations; and

(i) at any time, and from time to time, accept additions to, releases, reductions, exchanges or substitution of the Collateral, without in any way altering, impairing, diminishing or affecting the provisions of this Agreement, the Loan Documents, or any of the other Obligations, or any Lender’s  and/or the Secured Party Representative’s rights hereunder or relating to the Obligations.

The Borrower hereby ratifies and confirms whatever any Lender or the Secured Party Representative may do with respect to the Collateral and agrees that neither any Lender nor the Secured Party Representative shall be liable for any error of judgment or mistakes of fact or law with respect to actions taken in connection with the Collateral except to the extent resulting from the action, failure to act, negligence and/or misconduct of any Lender, the Secured Party Representative and/or any Affiliate of any of the foregoing.

9.6 Attorney-in-Fact.  The Borrower hereby irrevocably makes, constitutes and appoints each Lender and the Secured Party Representative (and any officer of any Lender or any party designated by any Lender for that purpose) as the Borrower’s true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower’s name, place and stead, with full power of substitution, to (a) take such actions as are permitted in this Agreement, (b) execute such financing statements and other documents and to do such other acts as any Lender or the Secured Party Representative may reasonably require to perfect and preserve any Lender’s security interest in, and to enforce such interests in the Collateral, and (c) upon the occurrence and during the continuance of an Event of Default, carry out any remedy provided for in this Agreement, including endorsing the Borrower’s name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of a Lender or the Secured Party Representative, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations.  The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable.  The Borrower hereby ratifies and confirms all that such attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

9.7 No Marshaling.  No Lender nor the Secured Party Representative shall be required to marshal any present or future collateral security (including this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.  To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of any Lender’s and/or the Secured Party Representative’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

9.8 No Waiver.  No Event of Default shall be waived by any Lender or the Secured Party Representative on behalf of the Lenders except in writing.  No failure or delay on the part of any Lender or the Secured Party Representative in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.  There shall be no obligation on the part of any Lender or the Secured Party Representative to exercise any remedy available to such Lender or the Secured Party Representative in any order.  The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity.  The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with any Lender, no remedy of law will provide adequate relief to any Lender, and further agrees that each Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.9 Assignment of Pledged Membership Interests.  Upon the occurrence and during the continuance of an Event of Default and the exercise of its remedies with respect to the Pledged Membership Interest, the Borrower agrees (a) the requirement set forth in Section 8.1 of each Operating Company Operating Agreement that the assignee may only become a member of the Operating Company in accordance with the terms of a written agreement between the member and the assignee and upon the assignee agreeing to be bound by the terms of the relevant Operating Company Operating Agreement is waived, (b) any notice requirements under Section 8.1 of each of the Operating Company Operating Agreements, as such section may be amended from time to time, are waived and (c) that the exercise of the Secured Party Representative and/or any Lender of its remedies with respect to some or all of the Pledged Membership Interest shall constitute, at the election of the Secured Party Representative, an assignment of Pledged Membership Interests in the relevant Operating Company to such Lender or the Secured Party Representative, that will substitute a Lender or the Secured Party Representative, as applicable, as a member of the relevant Operating Company, and will, upon the election of the Secured Party Representative, entitle such Lender or the Secured Party Representative to voting rights and the right to participate in the management of the relevant Operating Company if the Secured Party Representative shall so elect.

Section 10 MISCELLANEOUS.

10.1 Entire Agreement.  This Agreement and the other Loan Documents (i) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof; and (ii) are the final expression of the intentions of the Borrower and the Lenders.  No promises, either expressed or implied, exist between the Borrower and the Lenders unless contained herein or therein.  This Agreement, together with the other Loan Documents supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents.

This Agreement and the other Loan Documents are the result of negotiations among the Lenders and the Borrower and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all Parties.  Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against any Lender merely because of such Lender’s involvement in their preparation.

10.2 Amendments.  No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Borrower and each Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.3 Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by any Obligor or the transfer to any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that any Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of any Lender, the Obligations shall automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

10.4 Forum Selection and Consent to Jurisdiction.  ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE STATE AND/OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.5 Waiver of Jury Trial.  EACH LENDER AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY,

ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT, ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH ANY LENDER AND THE BORROWER ARE ADVERSE PARTIES, AND EACH AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH LENDER GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

10.6 Assignability.  Any Lender may at any time assign its rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer such Lender’s rights in any or all collateral for the Obligations, and such Lender thereafter shall be relieved from all liability with respect to such collateral.  The Borrower may not sell or assign this Agreement, or any other agreement with any Lender or any portion thereof, either voluntarily or by operation of law, without the prior written consent of each Lender.  This Agreement shall be binding upon each Lender and the Borrower and their respective legal representatives and successors.  All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote.

10.7 Governing Law.  This Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of New York applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

10.8 Enforceability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.9 Survival of Borrower Representations.  All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by any Lender, be deemed material and relied upon by each Lender and shall survive the making and execution of this Agreement and the other Loan Documents and shall be deemed to be continuing representations and warranties (except to the extent such representations or warranties expressly relate to an earlier date) until such time as the Borrower has fulfilled all of its Obligations to each Lender, and each Lender has been indefeasibly paid in full in cash.  Each Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

10.10 Time of Essence.  Time is of the essence in making payments of all amounts due to each Lender under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

10.11 Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by any Lender shall be deemed to be originals thereof.

10.12 Notices.  Any notice, demand, approval, consent or communication required, permitted, or desired to be given hereunder, will be in writing and will be served on the Parties at the following respective addresses:

If to the Lenders:	To the address for each Lender set forth on Schedule 1

If to Borrower:	DAL Group, LLC 900 S. Pine Island Road Suite 400 Plantation, Florida 33324 ATTN: Chief Financial Officer Facsimile: (954) 233-8444
If to Secured Party Representative:	Chardan Capital Markets, LLC 17 State Street, Suite 1600 New York, NY 10004 ATTN: Kerry Propper Facsimile: (646) 465-9039

or such other address, or the attention of such other person or officer, as any Party may by written notice designate.  Any notice, demand, or communication required, permitted, or desired to be given hereunder will be sent either by hand delivery, by prepaid certified or registered mail, return receipt requested, postage prepaid in the United States Mail, by a nationally recognized overnight courier, or via facsimile or other electronic transmission (including transmission in portable document format by electronic mail).  If any notice, demand or communication is sent by facsimile or electronic mail transmission, an original  must be simultaneously sent by one of the foregoing mail or courier methods.  All such notices, demands or communications shall be deemed to have been received (a) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (b) if by certified or registered mail, on the third business day after the mailing thereof or (c) if by next-day or overnight courier or delivery, on the date of such delivery.

10.13 Costs, Fees and Expenses.  The Borrower shall pay or reimburse each Lender for all reasonable costs, fees and expenses incurred by any Lender or for which any Lender becomes obligated in connection with the negotiation, preparation, consummation, collection of the

Obligations or enforcement of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), or during any workout, restructuring or negotiations in respect thereof, including, without limitation, reasonable consultants’ fees and attorneys’ fees and time charges of counsel to each Lender, which shall also include reasonable attorneys’ fees and time charges of attorneys who may be employees of any Lender or any Affiliate of any Lender, plus reasonable costs and expenses of such attorneys or of any Lender, if the transaction contemplated hereby shall be consummated.  In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other reasonable costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, and agrees to save and hold each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.  That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to each Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the applicable Lender on demand.  If at any time or times hereafter any Lender: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent any Lender in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by a Lender, the Borrower, or any other party) in any way or respect relating to this Agreement, the other Loan Documents or the Borrower’s business or affairs, or (iii) to enforce any rights of any Lender against the Borrower or any other party that may be obligated to any Lender by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any Collateral for the Obligations as permitted pursuant to this Agreement or by applicable law; and/or (c) attempts to or enforces any of any Lender’s rights or remedies under this Agreement or the other Loan Documents, the reasonable costs and expenses incurred by any Lender in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the applicable Lender on demand.

10.14 Secured Party Representative. Each Lender, with respect to the Obligations, hereby constitutes and appoints Chardan Capital Markets, LLC, or its designee, as its representative (the “Secured Party Representative”) and their true and lawful attorney in fact, with full power and authority in each of their names and on behalf of each of them to act on behalf of each of them in the absolute discretion of the Secured Party Representative, but only with respect to the following provisions of this Agreement, with the power to (a) give and receive notices pursuant this Agreement, (b) waive any provision of this Agreement, (c) collect or accept funds or Collateral on behalf of the Lenders, (d) hold, maintain and enforce any lien and security interest in the Collateral (including, without limitation, the naming of Secured Party Representative, as agent for Creditors, as secured party in all UCC financing statements filed or to be filed against any Obligor in relation to the Collateral),and (e) to do all things and to perform all acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable to effectuate the intent of this Agreement, and enforcing any and all security interests and liens on the Collateral granted by each Obligor or any other person or entity to secure any Obligations.

This appointment and grant of power and authority is by unanimous approval of the Lenders and the Lenders may change the Secured Party Representative by a written notice signed by all of the Lenders delivered to the Borrower.  Each Lender hereby consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by the Secured Party Representative pursuant to this Agreement. Each Lender agrees that the Secured Party Representative shall have no obligation or liability to any person for any action or omission taken or omitted by the Secured Party Representative in good faith hereunder, and each Lender shall, on a proportionate basis in accordance with the proportion of debt owed to it by the Borrower, indemnify and hold the Secured Party Representative harmless from and against any and all loss, damage, expense or liability (including reasonable counsel fees and expenses) which the Secured Party Representative may sustain as a result of any such action or omission by the Secured Party Representative hereunder. The Borrower shall be entitled to rely upon any document or other paper delivered by the Secured Party Representative as (i) genuine and correct, and (ii) having been duly signed or sent by the Secured Party Representative, and the Borrower shall not be liable to any Lender for any action taken or omitted to be taken by the Borrower in such reliance.  All moneys collected by the Secured Party Representative upon any sale or other disposition of any Collateral or upon receipt of any proceeds relating to any Collateral (collectively, the “Collateral Proceeds”), shall be applied as follows: (A) first, to the payment of (1) any and all sums advanced by the Secured Party Representative in order to preserve or protect the any Collateral or preserve or protect its security interest in the any Collateral, (2) the reasonable out-of-pocket fees and expenses of liquidating or otherwise disposing or realizing on the Collateral, or of any exercise by the Secured Party Representative of its rights or remedies hereunder or under the other Loan Documents, together with reasonable attorneys’ fees and expenses and court costs, incurred by the Secured Party Representative or any Lender in connection therewith; (B) second, to the extent moneys remain after the application pursuant to the preceding clause (A), to the payment of any and all outstanding Obligations owing to each Lender on a pro rata basis; and (C) third, to the extent moneys remain after the application pursuant to the preceding clauses (A) and (B), any surplus then remaining shall be held by the Secured Party Representative as cash collateral pending payment in full of all Obligations and irrevocable termination of the Loan Documents, after which any remainder shall be paid to the Obligors or as otherwise required by law or as a court of competent jurisdiction shall direct.  In the event any payment or distribution with respect to the Collateral is made (whether voluntarily, involuntarily, through the exercise of any right of set-off or counterclaim or otherwise), the entity receiving such payment shall receive and hold the same in trust, as trustee, for the equal benefit of Lenders and shall forthwith deliver the same to the Secured Party Representative for the equal benefit of the Lenders in precisely the form received.  Each such payment or distribution set forth in the immediately preceding sentence shall be applied by the Secured Party Representative in accordance with this section.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Borrower and the Lenders have executed this Agreement as of the date first above written.

Borrower:
DAL GROUP, LLC
By:	FLATWORLD DAL LLC, its Member

By:	NAGINA ENGINEERING INVESTMENT CORP., its Member

By:
Name: Raj K. Gupta
Title: President

AGREED AND ACCEPTED:

Lenders:

[______]

By:_________________________________________________

Name:_______________________________________________

Title:________________________________________________

Secured Party Representative:

CHARDAN CAPITAL MARKETS, LLC

By:__________________________________________________

Name:________________________________________________

Title:_________________________________________________

SIGNATURE PAGE TO
SENIOR LOAN, SECURITY
AND PLEDGE AGREEMENT

ACKNOWLEDGED AND AGREED:
DJS PROCESSING, LLC
Date	By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________
PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________
DEFAULT SERVICING, LLC

By:__________________________________________________
Name:________________________________________________
Title:_________________________________________________

SIGNATURE PAGE TO
SENIOR LOAN, SECURITY
AND PLEDGE AGREEMENT